EXHIBIT (A)(7)

Contacts:   Investment Community          Media
            Steve Dalberth                Elizabeth Mather
            Sunbeam Corporation           Robinson, Lerer & Montgomery
            (561) 912-4800                (212) 484-7701


        SUNBEAM EXTENDS EXCHANGE OFFER FOR ZERO COUPON CONVERTIBLE
                            DEBENTURES DUE 2018
                      ------------------------------

      BOCA RATON, FL, AUGUST 8, 2000 -- Sunbeam Corporation (NYSE: SOC) today announced that it has extended its pending offer to exchange all of its outstanding Zero Coupon Convertible Senior Subordinated Debentures due 2018 for newly issued 11% Senior Secured Subordinated Notes due 2011 and shares of Sunbeam Corporation common stock until 5:00 p.m. (EDT) on September 12, 2000. Based on the most recent report from Sunbeam's exchange agent, $5,645,000 principal amount at maturity of the outstanding Zero Coupon Debentures have been tendered to Sunbeam for exchange.

      Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of consumer products under such world-class brands as Sunbeam(R), Oster(R), Grillmaster(R), Coleman(R), Mr. Coffee(R), First Alert(R), Powermate(R), Health o meter(R), and Campingaz(R).

                                   NOTICE

      Investors and security holders are advised to read Sunbeam Corporation's Tender Offer Statement on Schedule TO with respect to the pending exchange offer for its outstanding Zero Coupon Convertible Senior Subordinated Debentures due 2018, including the Offering Circular and the related Letter of Transmittal filed as exhibits thereto and any amendments or supplements thereof, because each of these documents contains, or will contain, important information. Investors and security holders may obtain a free copy of the Tender Offer Statement, the Offering Circular, the related Letter of Transmittal and any amendments or supplements to any of the foregoing (when they become available), and any other documents filed by Sunbeam with the SEC, at the SEC's Internet web site located at www.sec.gov. Each of these documents may also be obtained free of charge by calling Sunbeam's information agent, MacKenzie Partners, Inc., toll-free at
(800) 322-2885.

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